Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

     DESTINATION MATERNITY REPORTS Q3 EARNINGS SIGNIFICANTLY HIGHER THAN PRIOR GUIDANCE AND LAST YEAR, AND INCREASES GUIDANCE FOR FULL YEAR FISCAL 2009 ADJUSTED EARNINGS AND FREE CASH FLOW

***

Company Reports Q3 Diluted Earnings Per Share of $1.12,

Compared to Prior EPS Guidance of $0.74-$0.91 and Last Year Q3 EPS of $0.68

***

Company Projects Full Year Fiscal 2009 EPS of $1.15-$1.30,

Excluding Goodwill Impairment Charges, Compared to Prior EPS Guidance of $0.80-$1.10

Philadelphia, PA, July 29, 2009 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the third quarter of fiscal 2009 ended June 30, 2009, with its diluted earnings per share significantly exceeding both its prior earnings guidance and its prior year third quarter earnings results. The Company also increased its adjusted earnings guidance for the full year fiscal 2009 (excluding non-cash goodwill impairment charges), and increased its projection of free cash flow (defined as net cash provided by operating activities minus capital expenditures) to at least $30 million for the full year fiscal 2009. The Company also introduced preliminary earnings guidance for Fiscal 2010, reflecting a significant increase in planned earnings versus Fiscal 2009.

Third Quarter Fiscal 2009 Financial Results

·	Net income for the third quarter of fiscal 2009 was $6.8 million, or $1.12 per common share (diluted), compared to net income for the third quarter of fiscal 2008 of $4.1 million, or $0.68 per common share (diluted), representing a 64% increase in net income and a 65% increase in earnings per share. This third quarter fiscal 2009 earnings performance was significantly better than the Company’s guidance, provided in its April 22, 2009 press release, of diluted earnings per share between $0.74 and $0.91.

·	Adjusted EBITDA was $16.7 million for the third quarter of fiscal 2009, an increase of 18.8% over the $14.1 million of Adjusted EBITDA for the third quarter of fiscal 2008. Adjusted EBITDA is defined in the financial tables at the end of this press release.

·	Net sales for the third quarter of fiscal 2009 decreased 6.4% to $142.5 million from $152.2 million for the third quarter of fiscal 2008 and were within the Company’s guidance range of $141 to $146 million provided in its April 22, 2009 press release. The decrease in sales for the third quarter of fiscal 2009 compared to fiscal 2008 resulted primarily from the decrease in comparable store sales and the decrease in Sears® leased department sales resulting from the closure of all of the Company’s remaining leased departments within Sears stores during the month of June 2008. On June 10, 2009, the Company announced that in October 2009 it will re-launch its Two Hearts® Maternity leased departments at over 500 Sears locations and will introduce Two Hearts Maternity leased departments at 100 Kmart® locations.

·	Comparable store sales decreased 5.5% during the third quarter of fiscal 2009 versus a comparable store sales increase of 2.4% during the third quarter of fiscal 2008.

First Nine Months of Fiscal 2009 Financial Results

·	Net loss for the first nine months of fiscal 2009 was $(42.0) million, or $(7.02) per common share, which included $50.4 million of non-cash goodwill impairment charges, compared to net income for the first nine months of fiscal 2008 of $3.4 million, or $0.56 per common share (diluted), which had no goodwill impairment charge.

·	Net income before the goodwill impairment charges was $8.3 million, or $1.39 per common share (diluted) for the first nine months of fiscal 2009, compared to net income for the first nine months of fiscal 2008 net income of $3.4 million, or $0.56 per common share (diluted), representing a 146% increase in adjusted net income and a 148% increase in adjusted earnings per share.

·	The Company recorded non-cash goodwill impairment charges of $50.4 million, on both a pretax and after tax basis, in the first nine months of fiscal 2009. As a result of a substantial decrease in the market price of the Company’s common stock subsequent to September 30, 2008, reflecting deteriorating overall economic conditions and the very difficult equity market conditions, the Company reassessed the carrying value of its goodwill as of December 31, 2008 in accordance with the interim period requirements of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and concluded that its goodwill was fully impaired, based on the Company’s impairment analysis, which was completed in the second quarter of fiscal 2009. A total of $50.4 million of goodwill impairment charges were recorded during the first six months of fiscal 2009, representing the entire prior carrying value of the goodwill. Non-cash goodwill impairment charges do not have any adverse effect on the covenant calculations under the Company’s debt agreements or the Company’s overall compliance with the covenants of its debt agreements.

·	Adjusted EBITDA was $31.1 million for the first nine months of fiscal 2009, an increase of 15.0% over the $27.1 million of Adjusted EBITDA for the first nine months of fiscal 2008.

·	Net sales for the first nine months of fiscal 2009 decreased 6.1% to $407.4 million from $434.1 million for the first nine months of fiscal 2008. The decrease in sales versus last year resulted primarily from a decrease in Sears leased department sales, and a decrease in comparable store sales.

·	Comparable store sales decreased 3.0% during the first nine months of fiscal 2009 versus a comparable store sales decrease of 0.6% during the first nine months of fiscal 2008.

Retail Locations

The table below summarizes store opening and closing activity for the third quarter and first nine months of fiscal 2009 and 2008, as well as the Company’s store and total retail location count at the end of each fiscal period.

	Third Quarter Ended		Nine Months Ended

	6/30/09	6/30/08	6/30/09	6/30/08

Store Openings
Total	2	7	11	24
Multi-Brand Store Openings	1	3	4	5

Store Closings
Total	6	12	35	44
Closings Related to Multi-Brand
Store Openings	2	7	8	16

Period Ending Retail Location Count
Stores	730	761	730	761
Leased Department Locations	357	294	357	294

Total Retail Locations	1,087	1,055	1,087	1,055

The increase in leased department locations at June 30, 2009 versus June 30, 2008 predominantly reflects the opening of an additional 69 Babies“R”Us® leased department locations in January 2009 and February 2009.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “Our strong financial results for the quarter and our strong outlook for future earnings show the significant progress we are making in improving the core profitability of our business, even in the face of an extremely difficult sales environment. We are very pleased with our earnings performance for the third quarter, as well as the continued actions we have taken to further improve our profitability and cash flow, which has enabled us to increase our full year fiscal 2009 guidance for earnings and cash flow. Our earnings for the third quarter significantly exceeded both the top end of our prior earnings guidance range and our last year third quarter earnings, as a result of our strong merchandise gross margin performance and continued tight management of expenses.

“As we have noted previously, we have taken aggressive actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while operating the business with significantly lower inventory levels versus last year, resulting in better than planned gross margin performance and lower than planned expenses. Thus, our third quarter diluted earnings per share of $1.12 was significantly higher than our prior guidance range of between $0.74 and $0.91 per share that we provided in our April 22, 2009 press release, and was 65% higher than our last year’s third quarter earnings of $0.68 per share.

“Our sales performance for the third quarter was within our expectations, with our comparable store sales decrease of 5.5% for the quarter at the bottom end of our guidance range of down 2.5% to 5.5% for the quarter, and our total sales of $142.5 million falling within our sales guidance range of $141 to $146 million provided in our April 22, 2009 press release. Although we are not at all satisfied with our comparable store sales performance for the quarter, we believe it reflects the extremely difficult overall retail environment and is consistent with the significant comparable store sales declines experienced by many retailers in recent months.”

Goodwill Impairment

Mr. Krell continued, “As a result of a substantial decrease in our stock price subsequent to September 30, 2008, reflecting the very difficult equity market conditions, we evaluated our goodwill for potential impairment as of December 31, 2008 in accordance with accounting requirements. Based on this evaluation, we recorded a total of $50.4 million of non-cash goodwill impairment charges during the first six months of fiscal 2009, representing the entire prior carrying value of our goodwill. These charges do not have any adverse effect on the covenant calculations of our debt agreements or our overall compliance with the covenants of our debt agreements.”

Strong Financial Condition

Mr. Krell further stated, “We continue to be in a strong financial position and are very focused on continuing to generate free cash flow and continuing to deleverage our balance sheet.”

·	The Company has reduced its total debt by $24.5 million in the past 15 months and by $65.7 million over the past three years, bringing its total debt down to $62.8 million at June 30, 2009, compared to $87.3 million at March 31, 2008 and $128.5 million at June 30, 2006.

·	The Company has reduced its net debt (defined as total debt minus cash and cash equivalents and short-term investments) by $35.6 million in the past twelve months, reflecting very strong cash flow generation, bringing its net debt down to $34.9 million at June 30, 2009 from $70.5 million at June 30, 2008.

·	By continuing to reduce its debt level and having refinanced its debt at lower rates in 2007, the Company has significantly reduced its annual net interest expense, from $14.5 million in fiscal 2006, to $7.0 million in fiscal 2008, to a projected fiscal 2009 net interest expense of $4.7 million.

·	The Company has minimal maturities of long-term debt prior to the March 13, 2013 maturity of its Term Loan. The Term Loan represents $60.0 million of the Company’s total debt of $62.8 million as of June 30, 2009.

·	At June 30, 2009, the Company had no outstanding borrowings under its credit facility and the Company had approximately $32 million of availability under the credit facility, based on the facility’s borrowing base formula. The Company’s credit facility is committed entirely by Bank of America and does not mature until March 13, 2012.

·	Although the Company may choose to repurchase its stock in the future, the Company’s priority remains continued deleveraging of its balance sheet through debt repayment. The Company prepaid $5.0 million of its Term Loan during the third quarter of fiscal 2009, and prepaid $10.0 million of its Term Loan during the first quarter of fiscal 2009.

·	The Company continues to be in full compliance with all covenants of its debt agreements.

Guidance for Fiscal 2009 and Fiscal 2010

“Looking forward, we feel very good about our product lines and the actions we are taking to continue to improve our profitability, both in the near term and the long term. We believe our recent comparable store sales performance reflects the extremely difficult overall retail environment and is consistent with the significant comparable store sales declines experienced by many retailers in recent months. Given the continued very weak economic environment and the uncertainty as to the timing of an economic recovery, we are planning our sales even more conservatively than we did in April 2009 when we gave our previous financial guidance for fiscal 2009. But as part of our continued tight management of expenses and keen focus on improving profitability, we have realized additional expense reductions and will seek to achieve further expense reductions where feasible without harming sales. In addition, with our continued tight management of inventory and our continued efforts to reduce product cost, we project our gross margin will be higher than we previously planned. Thus, despite a reduction in our sales guidance for the year, our earnings per share guidance of between $1.15 and $1.30 per share for the full year fiscal 2009, excluding goodwill impairment charges, is significantly higher than the $0.80 to $1.10 earnings per share guidance we provided in April 2009, as a result of our stronger planned gross margin and lower planned expenses. With the weak overall economic and retail environment, we will continue to manage our inventory and our expenditures very tightly. We continue to plan to generate significant free cash flow and such cash flow could be used, in part or in whole, for prepayment of debt.

“Our updated financial guidance for the full year fiscal 2009 is as follows:

·	Net sales in the $530 to $534 million range, representing a sales decrease of between 5.4% and 6.1% versus fiscal 2008, and a reduction from our April 2009 guidance of $532 to $541 million of sales.

·	Comparable store sales decrease of between 3.5% and 4.5%. This compares to our April 2009 guidance for fiscal 2009 comparable store sales decrease of between 2.0% and 3.5%. Our current full year comparable store sales guidance assumes a comparable store sales decrease of between 5.5% and 8.5% for the fourth quarter of fiscal 2009.

·	Gross margin for fiscal 2009 expected to increase significantly versus fiscal 2008.

·	Total operating expenses, excluding goodwill impairment charges, are planned lower than fiscal 2008. However, with the planned lower level of sales, these operating expenses as a percentage of net sales for fiscal 2009 are planned to be slightly higher than fiscal 2008. Operating expense reductions are primarily resulting from the Company’s strategic restructuring activities, as well as the implementation of additional expense reductions and continued tight management of expenses, partially offset by higher variable incentive compensation expense (to be earned based on fiscal 2009 financial results, but to be paid in early fiscal 2010) resulting from increased profitability.

·	Operating income, excluding goodwill impairment charges, in the $16.6 to $18.0 million range, compared to fiscal 2008 operating income of $5.1 million.

·	Diluted earnings per common share, excluding goodwill impairment charges, of between $1.15 and $1.30 per share for fiscal 2009, compared to a reported loss of $(0.23) per share for fiscal 2008, which had no goodwill impairment charges. This fiscal 2009 earnings per share guidance is significantly better than the guidance of diluted earnings per common share, excluding goodwill impairment charges, of between $0.80 and $1.10 per share for fiscal 2009 provided in April 2009.

Earnings per common share, on a reported basis, of between a loss of $(7.10) and $(7.24) per share for fiscal 2009, reflecting the goodwill impairment charges of $50.4 million or $8.40 per share.

·	Adjusted diluted earnings per common share, before goodwill impairment, loss on extinguishment of debt, and restructuring and other charges, are projected to be between $1.21 and $1.36 per share for fiscal 2009, compared to adjusted diluted earnings per share of $0.14 per share for fiscal 2008.

·	Adjusted EBITDA in the $34.4 to $35.8 million range, an increase of between 35% and 40% over the fiscal 2008 Adjusted EBITDA of $25.5 million. Adjusted EBITDA before restructuring and other charges in the $34.7 to $36.1 million range, an increase of between 21% and 26% over the fiscal 2008 figure of $28.7 million.

·	Open approximately 15 new stores during the year, including approximately 5 new multi-brand stores, and close approximately 43 stores, with approximately 9 of these planned store closings related to openings of new multi-brand stores, including Destination Maternity Superstores.

·	Capital expenditures planned at between $12.0 and $13.0 million, a significant reduction from fiscal 2008 capital expenditures of $15.7 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $8 million and $9 million, compared to $13.1 million in fiscal 2008.

·	Inventory at fiscal 2009 year end planned to be approximately $10 million lower than fiscal 2008 year end.

·	Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of at least $30 million for the full year fiscal 2009, an increase from our prior projection of approximately $25 million that we provided in April 2009. This free cash flow projection for fiscal 2009 includes the benefit from the approximately $10 million inventory reduction and the extremely low level of incentive compensation payments made during fiscal 2009 (resulting from weak fiscal 2008 financial performance).

“Thus far in July, our sales results have been weak, reflecting: (i) the continued extremely difficult overall retail environment; (ii) much cooler than normal weather in many parts of the country, which hurts sales of Summer merchandise; (iii) our relatively strong comparable store sales last July; and (iv) our ability to be much less price promotional than last July due to our strong inventory control and our 24% lower inventory level versus a year ago. Based on our sales results thus far in July, we expect our comparable store sales for the full month of July to decrease between 7% and 9% on a reported basis. It is important to note, though, that with our much cleaner inventory position versus a year ago, our merchandise gross margin this July is significantly higher than last July.

“Our financial guidance for the fourth quarter of fiscal 2009 is as follows:

·	Net sales in the $122.6 to $126.5 million range.

·	Comparable store sales of down 5.5% to 8.5% for the quarter.

·	Diluted loss per common share of between $(0.08) and $(0.22) per share.

“As we look forward to fiscal 2010, we recognize it is very difficult to project sales in this relatively volatile economic and retail environment. Nonetheless, based on reasonable sales assumptions, we expect to generate significantly higher earnings in fiscal 2010 than in fiscal 2009, while generating strong free cash flow.

“Our preliminary financial guidance for the full year fiscal 2010 is as follows:

·	Net sales in the $547 to $560 million range (compared to $530 to $534 million guidance range for fiscal 2009).

·	Comparable store sales of between flat and a decrease of 2.5%, with comparable store sales expected to be stronger in the second half of the year than the first half of the year.

·	Operating income in the $23.3 to $28.5 million range (compared to $16.6 to $18.0 million guidance range for fiscal 2009, excluding goodwill impairment charges).

·	Diluted earnings per common share of between $1.90 and $2.40 per share for fiscal 2010, a significant increase from our $1.15 to $1.30 guidance range for fiscal 2009, excluding goodwill impairment charges.

·	Adjusted EBITDA in the $39.9 to $45.1 million range (compared to $34.4 to $35.8 million guidance range for fiscal 2009).

·	Open approximately 12 to 17 new stores during the year, including approximately 7 to 13 new multi-brand stores, and close approximately 35 to 50 stores, with approximately 14 to 24 of these planned store closings related to openings of new multi- brand stores, including Destination Maternity Superstores.

·	Capital expenditures planned at between $14.0 and $16.5 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $9.5 and $11.5 million.

·	Inventory at fiscal 2010 year end planned to be roughly equal to fiscal 2009 year end.

·	Given these assumptions, the Company plans to generate approximately $15 to $20 million of free cash flow for fiscal 2010. This projected free cash flow range for fiscal 2010 is lower than the fiscal 2009 projection of at least $30 million because of the significant non-recurring cash flow generated in fiscal 2009 from decreased working capital, primarily due to the significant inventory reduction and increase in accrued incentive compensation expense (earned based on fiscal 2009 financial results but to be paid in early fiscal 2010), compared to the extremely low level of incentive compensation payments made during fiscal 2009 (resulting from weak fiscal 2008 financial performance).

“Our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.”

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by several key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

	a.	Increase comparable store sales, with continued improvement of merchandise assortments and lower SKU count, providing a more shoppable store environment for our customers. Capitalize on our brand restructuring to better leverage both our renowned A Pea in the Pod luxury brand and our growing multi-brand Destination Maternity store brand to drive sales with our consumers.

	b.	Control our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus.

	c.	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

	d.	Continue to close underperforming stores.

3.	In addition to achieving increased comparable store sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

	a.	International expansion

	b.	Potential growth of our leased department and licensed relationships

	c.	Increased utilization of the internet to drive sales, targeting both increased direct internet sales and enhanced web marketing initiatives to drive store sales

	d.	Selective new store openings and relocations in the U.S. and Canada

	e.	Continued focus on enhancing our overall customer relationship, including our marketing partnerships and futuretrust® college savings program.

4.	Focus on generating free cash flow to drive increased shareholder value, and continue to deleverage our balance sheet.

5.	Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.

Mr. Krell concluded, “We feel very good about our Company’s position and the actions we have taken and are continuing to take to improve the core profitability of our business and generate increased stockholder value, even in the face of an extremely difficult sales environment. We are confident in our ability to manage our business through these challenging economic times and to continue to drive near term improvements while also making progress towards our longer term goals in order to emerge as an even stronger company when the economy recovers.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2009 earnings and future financial guidance. You can participate in this conference call by calling (212) 287-1834. Please call ten minutes prior to 9:00 a.m. Eastern Time. The passcode for the conference call is “Destination Maternity.” In the event that you are unable to participate in the call, a replay will be available through Wednesday, August 12, 2009 by calling (800) 925-3972.

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel, using its quick response replenishment system to “give the customer what she wants, when she wants it.” In the United States and Canada, Destination Maternity operates, as of June 30, 2009, 1,087 retail locations, including 730 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com, and, beginning in October 2009, will also offer its Two Hearts Maternity® by Destination Maternity collection in Sears® stores and certain Kmart® stores through a leased department relationship with Sears. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and in the Middle East.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the impact of the current global economic slowdown on the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, overall economic conditions and other factors affecting consumer confidence, expense savings initiatives, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Third Quarter Ended		Nine Months Ended

	6/30/09	6/30/08	6/30/09	6/30/08

Net sales	$142,529	$152,224	$407,423	$434,105
Cost of goods sold	65,001	74,022	192,185	214,255

Gross profit	77,528	78,202	215,238	219,850
Selling, general and administrative
Expenses	64,710	68,572	196,719	205,735
Store closing, asset impairment and
asset disposal expenses	233	985	399	2,739
Restructuring charges	242	—	413	—
Goodwill impairment expense(1)	—	—	50,389	—

Operating income (loss)	12,343	8,645	(32,682)	11,376
Interest expense, net	1,100	1,711	3,656	5,435
Loss on extinguishment of debt	29	59	95	97

Income (loss) before income taxes	11,214	6,875	(36,433)	5,844
Income tax provision	4,431	2,738	5,614	2,449

Net income (loss)	$6,783	$4,137	$(42,047)	$3,395

Net income (loss) per share – basic	$1.13	$0.69	$(7.02)	$0.57

Average shares outstanding – basic	6,002	5,956	5,987	5,915

Net income (loss) per share – diluted	$1.12	$0.68	$(7.02)	$0.56

Average shares outstanding – diluted	6,066	6,049	5,987	6,039

Supplemental information:
Net income (loss), as reported	$6,783	$4,137	$(42,047)	$3,395
Add: goodwill impairment expense,
net of tax	—	—	50,389	—

Adjusted net income, before
goodwill impairment expense	6,783	4,137	8,342	3,395
Add: loss on extinguishment of debt,
net of tax	18	36	58	59
Add: restructuring charges, net of tax	148	—	252	—

Adjusted net income, before
goodwill impairment expense, loss
on extinguishment of debt, and
restructuring charges	$6,949	$4,173	$8,652	$3,454

Adjusted net income per share –
diluted, before goodwill
impairment expense(2)	$1.12	$0.68	$1.39	$0.56

Adjusted net income per share –
diluted, before goodwill
impairment expense, loss on
extinguishment of debt and
restructuring charges(2)	$1.15	$0.69	$1.44	$0.57

(1)	Reflects the non-cash goodwill impairment charges related to the write-down of goodwill required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the nine months ended June 30, 2009.

(2)	Adjusted net income per share – diluted for the nine months ended June 30, 2009 is based on 6,015 average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data (in thousands) (unaudited)

	June 30, 2009		September 30, 2008	June 30, 2008

Cash and cash equivalents	$27,905		$12,148	$8,522
Inventories	72,792		88,056	95,209
Property, plant and equipment, net	63,956		66,098	66,589
Line of credit borrowings	—		—	—
Total debt	62,838		78,646	79,065
Net debt (1)	34,933		66,498	70,543
Stockholders’ equity	47,771	(2)	89,468	93,255

(1)	Net debt represents total debt minus cash and cash equivalents and short-term investments.

(2)	Includes the reduction from the $50,389 non-cash goodwill impairment charges related to the write-down of goodwill required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the nine months ended June 30, 2009.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1) and Adjusted EBITDA Before Restructuring Charges, and Operating Income (Loss) Margin to Adjusted EBITDA Margin and Adjusted EBITDA Margin Before Restructuring Charges

(in thousands, except percentages) (unaudited)

	Third Quarter Ended		Nine Months Ended

	6/30/09	6/30/08	6/30/09	6/30/08

Operating income (loss)	$12,343	$8,645	$(32,682)	$11,376
Add: depreciation and amortization
Expense	3,681	3,922	11,412	11,879
Add: loss on impairment of long-lived
Assets	173	393	537	1,339
Add: goodwill impairment expense	—	—	50,389	—
Add: loss (gain) on disposal of assets	59	457	(82)	695
Add: stock compensation expense	462	654	1,551	1,780

Adjusted EBITDA(1)	16,718	14,071	31,125	27,069
Add: restructuring charges(2)	242	—	285	—

Adjusted EBITDA before
restructuring charges	$16,960	$14,071	$31,410	$27,069

Net sales	$142,529	$152,224	$407,423	$434,105

Operating income (loss) margin
(operating income (loss) as a
percentage of net sales)	8.7%	5.7%	(8.0)%	2.6%
Adjusted EBITDA margin (Adjusted
EBITDA as a percentage of net
sales)	11.7%	9.2%	7.6%	6.2%
Adjusted EBITDA margin before
restructuring charges (Adjusted
EBITDA before restructuring
Charges as a percentage of net
sales)	11.9%	9.2%	7.7%	6.2%

(1)	Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock compensation expense.

(2)	Excludes accelerated depreciation expense of $128 for the nine months ended June 30, 2009 included in depreciation and amortization expense above.

Reconciliation of Net Loss Per Share to Adjusted Net Income Per Share – Diluted, Before Goodwill Impairment Expense, Loss on Extinguishment of Debt, and Restructuring and Other Charges

(unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/09(1)	9/30/2008

	(7.10) to
Net loss per share(2)	$(7.24)	$(0.23)
Add: per share effect of goodwill impairment expense	8.40	—

Adjusted net income (loss) per share - diluted, before
goodwill impairment expense(3)	1.15 to 1.30	(0.23)

Add: per share effect of loss on extinguishment of debt	0.02	0.01

Add: per share effect of restructuring and other charges	0.04	0.36

Adjusted net income per share - diluted, before
goodwill impairment expense, loss on extinguishment
of debt, and restructuring and other charges(3) (4)	$1.21 to 1.36	$0.14

(1)	Components do not add to total due to rounding.

(2)	Projected net loss per share for the year ending September 30, 2009 is based on 5,993,000 projected average shares outstanding.

(3)	Projected adjusted net income per share – diluted for the year ending September 30, 2009 is based on 6,064,000 projected average diluted shares outstanding.

(4)	Adjusted net income per share – diluted for the year ended September 30, 2008 is based on 6,048,000 average diluted shares outstanding.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Before Restructuring and Other Charges

(in millions, unaudited)

	Projected for	Actual for the
	the Year Ending	Year Ended
	9/30/09(1)	9/30/08(1)

	(32.4) to
Operating income (loss)	$(33.8)	$5.1
Add: depreciation and amortization expense	15.1	16.0
Add: loss on impairment of long-lived assets and loss on
disposal of assets	0.6	2.2
Add: goodwill impairment expense	50.4	—
Add: stock compensation expense	2.0	2.3

Adjusted EBITDA	34.4 to 35.8	25.5
Add: restructuring and other charges(2)	0.3	3.2

Adjusted EBITDA before restructuring and other charges	$34.7 to 36.1	$28.7

(1)	Components do not add to total due to rounding.

(2)	Excludes the portion of restructuring charges representing accelerated depreciation expense, which is included in depreciation and amortization expense above.

	Projected for
	the Year Ending
	9/30/10

Operating income	$23.3	to	28.5
Add: depreciation and amortization expense		13.4
Add: loss on impairment of long-lived assets and (gain)
loss on disposal of assets		1.3
Add: stock compensation expense		1.9

Adjusted EBITDA	$39.9	to	45.1